Press Release	Exhibit 99.1 Source: Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc. to Merge with Tarpan Therapeutics, Inc.
Wednesday January 5, 8:30 am ET

Merger Diversifies Portfolio of Therapeutic Compounds, Adds Phase I/II Product Candidate and Augments Management Team

NEW YORK--(BUSINESS WIRE)--Jan. 5, 2005-- Manhattan Pharmaceuticals, Inc. ("Manhattan"; OTCBB: MHTT) has signed a letter of intent to merge with Tarpan Therapeutics, Inc. ("Tarpan"), a privately-held, New York-based pharmaceutical company developing dermatological therapeutics, in an all stock transaction. Upon consummation of the transaction, Tarpan shareholders will own approximately 20% of the shares of Manhattan on a fully-diluted basis.

Upon the close of the transaction, Manhattan Pharmaceuticals' expanded therapeutic portfolio will consist of three product candidates having the potential to address various large, underserved medical markets. Manhattan acquires Tarpan's primary product candidate, PTH (1-34), a peptide believed to be a regulator of epidermal cell growth and differentiation. It is currently under development as a topical treatment for psoriasis and additional dermatological indications. Psoriasis affects more than 4 million Americans and approximately 1-3% of the world population with total treatment costs estimated to exceed $4 billion annually. Manhattan's existing lead product, Oleoyl estrone, in development for the treatment of obesity, is expected to begin Phase I clinical trials in the first quarter of 2005. Its Propofol Lingual Spray, in development for pre-procedural sedation, continues to pursue accelerated FDA approval under a 505(b)2 "bioequivalence" regulatory pathway.

Pursuant to the merger, Douglas Abel, President and CEO of Tarpan, will be appointed Chief Executive Officer of Manhattan Pharmaceuticals, overseeing all Company operations and the clinical development of Manhattan's three product candidates. Dr. Leonard Firestone, Manhattan's former CEO, has accepted a position as CEO of Experimed LLC, a privately-held biomedical research and development company. Manhattan's board expresses its appreciation to Dr. Firestone for his efforts during his tenure at the Company and wishes him well in his new endeavor.

Mr. Abel brings more than 15 years of biotech and specialty pharmaceuticals experience to Manhattan. Prior to becoming President and CEO of Tarpan, Mr. Abel served as Vice President of the Dermatology Business Unit at Biogen Idec. While at Biogen Idec, he led the creation of the U.S. dermatology commercial operation, building the team from 2 to over 100 employees to support the launch of AMEVIVE®. Prior to joining Biogen Idec, Mr. Abel was Director of Marketing for BOTOX® at Allergan Pharmaceuticals, a position he achieved after graduating from a number of progressive sales and marketing roles in Allergan's Dermatology, Ophthalmology, and Neurology businesses. Mr. Abel received his A.B. in Chemistry from Lafayette College and an M.B.A. from Temple University.

"I am excited and honored by the opportunity to become CEO of Manhattan Pharmaceuticals. I believe that Oleoyl estrone has tremendous potential in the area of obesity and I look forward to beginning a Phase I trial early in 2005. Propofol Lingual Spray offers the potential for a unique approach to sedation and we continue to make progress in its development," commented Douglas Abel. "The addition of PTH (1-34) to the overall portfolio substantially strengthens our development pipeline with yet another clinical stage drug candidate and we are moving forward aggressively to initiate a large-scale Phase II clinical trial with PTH (1-34)."

About PTH (1-34)

Researchers, led by Michael Holick, MD, PhD, Professor of Medicine, Physiology, and Biophysics at Boston University Medical Center, recently reported positive results from a US Phase I/II clinical trial evaluating the safety and efficacy of PTH (1-34) as a topical treatment for psoriasis. This double-blinded, controlled trial in 15 patients comparing PTH (1-34) formulated in the Novasome® Technology versus the Novasome® vehicle alone showed PTH (1-34) to be a potentially safe and effective treatment for plaque psoriasis. Following 8 weeks of treatment, the application of PTH (1-34) resulted in complete clearing of the treated lesion in 60% of patients and partial clearing in 85% of patients. Additionally, there was a statistically significant improvement in the global severity score. Ten patients continued into an open label extension study in which the Psoriasis Area and Severity Index (PASI) was measured; PASI improvement across all 10 patients achieved statistically significant improvement compared to baseline. No patients experienced any significant adverse events.

Due to the high response rate seen in psoriasis patients in the initial trial PTH (1-34) may have an important clinical advantage over current topical psoriasis treatments. Following the acquisition, Manhattan intends to initiate additional clinical activities with PTH (1-34) in 2005. Through the transaction with Tarpan, Manhattan obtains rights to issued and pending patents for all topical uses of PTH (1-34) as well as access to the Novasome® technology and patents for these applications. Novasome® is a registered trademark of IGI, Inc., Buena Park, NJ.

About Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc. (http://www.manhattanpharma.com/), a development stage pharmaceutical company, acquires and develops proprietary prescription drugs for large, underserved patient populations. In view of the worldwide obesity epidemic, the Company is developing Oleoyl estrone, an orally administered novel therapeutic for weight loss. To meet the needs of other major, underserved medical markets while lowering development risks, Manhattan Pharmaceuticals also combines FDA-approved drugs with novel delivery technologies and formulations. The Company is developing a convenient, proprietary lingual spray formulation of propofol, the world's best-selling general anesthetic, as a sedative-hypnotic for use during diagnostic and therapeutic procedures.

Certain statements contained in this news release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.

Contact:
Manhattan Pharmaceuticals, Inc.
COO & CFO
Nicholas Rossettos, 212-582-3950
or
Investors:
Investor Relations Group
Kathryn McNeil, John Nesbett or Dian Griesel, Ph.D.
212-825-3210
or
Media:
Investor Relations Group
Andrea Faville or Dian Griesel, Ph.D.
212-825-3210

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Source: Manhattan Pharmaceuticals, Inc.